As filed with the Securities and Exchange Commission on September 24, 2009.
Registration No. 333-161708
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 4 TO
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Shanda Games Limited
(Exact name of Registrant as specified in its charter)
Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	7371	Not Applicable

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 1 Office Building
No. 690 Bibo Road
Pudong New Area
Shanghai 201203
People’s Republic of China
(86-21) 5050-4740
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 604-1666
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James C. Lin	Leiming Chen
Davis Polk & Wardwell LLP	Simpson Thacher & Bartlett LLP
18/F, The Hong Kong Club Building	35/F, ICBC Tower
3A Chater Road	3 Garden Road
Central, Hong Kong	Central, Hong Kong
(852) 2533-3300	(852) 2514-7600

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

The sole purpose of this amendment is to amend the exhibit index and to file an updated Exhibit 5.01 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except such indemnity shall not extend to any matter in respect of any fraud or dishonesty.

Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.02 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which is filed as Exhibit 1.01 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we issued our securities as described below in transactions not required to be registered under the Securities Act. We believe that the issuance was exempt from registration under the Securities Act pursuant to Regulation S under the Securities Act because our securities qualify under “Category 1” in Rule 903 of Regulation S and (1) the issuance was made in an offshore transaction and (2) neither we nor any person acting on our behalf made any directed selling efforts in the United States.

We issued 550,000,000 ordinary shares to Shanda Interactive Entertainment Limited on June 12, 2008, the date of our incorporation. On May 22, 2009, Shanda Interactive Entertainment Limited transferred all 550,000,000 ordinary shares to Shanda SDG Investment Limited, a British Virgin Islands corporation and a direct wholly-owned subsidiary of Shanda Interactive Entertainment Limited. These ordinary shares were subsequently redesignated as Class B ordinary shares when we adopted our amended and restated memorandum and articles of association.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, People’s Republic of China, on September 24, 2009.

SHANDA GAMES LIMITED

By:	/s/ Diana Li
Name:     Diana Li

Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on September 24, 2009.

Signature	Title

/s/ Diana Li Diana Li	Director and Chief Executive Officer (principal executive officer)

* Richard Wei	Chief Financial Officer (principal financial and accounting officer)

* Qunzhao Tan	Chairman of the Board of the Directors

* Tianqiao Chen	Director

* Danian Chen	Director

* Lai Xing Cai	Director

* Andy Lin	Director

* Heng Wing Chan	Director

*By:	/s/ Diana Li
Diana Li
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Shanda Games Limited, has signed this registration statement or amendment thereto in Newark, Delaware on September 24, 2009.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:     Donald J. Puglisi
Title: Managing Director

INDEX TO EXHIBITS

Number	Description

1.01*	Form of Underwriting Agreement
3.01*	Amended and Restated Memorandum and Articles of Association of the Registrant
4.01*	Specimen American Depositary Receipt (included in Exhibit 4.03)
4.02*	Specimen Certificate for Class A Ordinary Shares
4.03*	Form of Deposit Agreement
5.01**	Opinion of Conyers Dill & Pearman, Cayman Islands Counsel to the Registrant, regarding the validity of the Class A Ordinary Shares being registered
8.01*	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters
8.02*	Opinion of Davis Polk & Wardwell LLP regarding certain U.S. tax matters
10.01*	Amended and Restated 2008 Equity Compensation Plan
10.02*	Form of Indemnification Agreement with the Registrant’s directors and officers
10.03*	Form of Employment Agreement
10.04*	Master Separation Agreement between Shanda Interactive Entertainment Limited and Shanda Games Limited dated July 1, 2008
10.05*	Amended and Restated Cooperation Agreement among Shanghai Shanda Networking Co., Ltd., Nanjing Shanda Networking Co., Ltd., Shanghai Shulong Technology Development Co., Ltd., Nanjing Shulong Computer Technology Co., Ltd. and Shanghai Shulong Computer Technology Co., Ltd. dated September 10, 2009 (English Translation)
10.06*	Domain Names and Trademarks License Agreement between Shanda Computer (Shanghai) Co., Ltd. and Shengqu Information Technology (Shanghai) Co., Ltd. dated July 1, 2008 (English Translation)
10.07*	Amended and Restated Non-Compete and Non-Solicitation Agreement between Shanda Interactive Entertainment Limited and Shanda Games Limited dated September 10, 2009
10.08*	Amended and Restated Sales Agency Agreement among Shanghai Shengfutong Electronic Commerce Co., Ltd., Shanghai Shulong Technology Development Co., Ltd., Nanjing Shulong Computer Technology Development Co., Ltd. and Shanghai Shulong Computer Technology Development Co., Ltd. dated September 10, 2009 (English Translation)
10.09*	Framework Agreement on Disposition of Shanda Point Cards Inventories among Shanghai Shengfutong Electronic Commerce Co., Ltd., Shanghai Shanda Networking Co., Ltd., Nanjing Shanda Networking Development Co., Ltd., Hangzhou Bianfeng Networking Technology Co., Ltd., Shanghai Shulong Technology Co., Ltd., Nanjing Shulong Computer Technology Co., Ltd. and Shanghai Shulong Computer Technology Co., Ltd. dated July 1, 2008 (English Translation)
10.10*	Share Entrustment Agreement among Dongxu Wang, Yingfeng Zhang and Shengqu Information Technology (Shanghai) Co., Ltd. dated July 1, 2008 (English Translation)
10.11*	Share Pledge Agreement among Dongxu Wang, Yingfeng Zhang and Shengqu Information Technology (Shanghai) Co., Ltd. dated July 1, 2008 (English Translation)
10.12*	Power of Attorney to Business Operating Agreement executed by Dongxu Wang in favor of Shengqu Information Technology (Shanghai) Co., Ltd. dated July 1, 2008 (English translation)
10.13*	Power of Attorney to Business Operating Agreement executed by Yingfeng Zhang in favor of Shengqu Information Technology (Shanghai) Co., Ltd. dated July 1, 2008 (English translation)
10.14*	Share Disposition Agreement among Dongxu Wang, Yingfeng Zhang, Shengqu Information Technology (Shanghai) Co., Ltd. and Shanghai Shulong Technology Development Co., Ltd. dated July 1, 2008 (English Translation)
10.15*	Business Operation Agreement among Dongxu Wang, Yingfeng Zhang, Shengqu Information Technology (Shanghai) Co., Ltd. and Shanghai Shulong Technology Development Co., Ltd. dated July 1, 2008 (English Translation)

Number	Description

10.16*	Exclusive Consulting and Service Agreement between Shengqu Information Technology (Shanghai) Co., Ltd. and Shanghai Shulong Technology Development Co., Ltd. dated July 1, 2008 (English Translation)
10.17*	Loan Agreement between Shengqu Information Technology (Shanghai) Co., Ltd. and Dongxu Wang dated July 1, 2008 (English Translation)
10.18*	Loan Agreement between Shengqu Information Technology (Shanghai) Co., Ltd. and Yingfeng Zhang dated July 1, 2008 (English Translation)
10.19*	Mir II License Agreement among Actoz Soft Co., Ltd., Shanghai Shanda Internet Development Co., Ltd. and Shanghai Pudong New Area Imp. & Exp. Corp. dated June 29, 2001
10.20*	Mir II Amendment Agreement among Actoz Soft Co., Ltd., Shanghai Shanda Internet Development Co., Ltd., and Shanghai Pudong Imp. & Exp. Co., Ltd. dated August 19, 2003
10.21*	Mir II Extension Agreement among Actoz Soft Co., Ltd., Shanghai Shanda Internet Networking Co., Ltd. and Shanghai Pudong Imp. & Exp. Co., Ltd. dated September 22, 2005
10.22*	Mir II Extension Agreement among Actoz Soft Co., Ltd., Shengqu Information Technology (Shanghai) Co., Ltd. and Shanghai Pudong IMP & EXP Co., Ltd. dated November 26, 2008
10.23*	Assignment Agreement of Mir II among Actoz Soft Co., Ltd, Shanghai Shanda Internet Development Co., Ltd. and Shengqu Information Technology (Shanghai) Co., Ltd. dated July 1, 2008
10.24*	Share Purchase Agreement between Shanda Interactive Entertainment Limited and Shanda Games Korean Investment Limited dated May 2009
21.01*	List of Subsidiaries
23.01*	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an Independent Registered Public Accounting Firm
23.02*	Consent of Conyers Dill & Pearman (included in Exhibits 5.01 and 8.01)
23.03*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.02)
23.04*	Consent of Jade & Fountain PRC Lawyers (included in Exhibit 99.02)
23.05*	Consent of International Data Corporation
24.01*	Powers of Attorney (included on signature page)
99.01*	Code of Business Conduct and Ethics of the Registrant
99.02*	Opinion of Jade & Fountain PRC Lawyers, People’s Republic of China counsel to the Registrant, regarding the validity of the corporate structure of Shanghai Shulong Technology Development Co., Ltd. and the contractual arrangements among Dongxu Wang, Yingfeng Zhang, Shengqu Information Technology Co., Ltd. and Shanghai Shulong Technology Development Co., Ltd.

*	Filed previously.
**	Filed herewith.